UNITED STATES

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SCHEDULE 14A

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LSI CORPORATION

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NEWS RELEASE

cc14-02/C1401

LSI Reports Fourth Quarter and Full Year 2013 Results

SAN JOSE, Calif., January 22, 2014 – LSI Corporation (NASDAQ: LSI) today reported results for its fourth quarter ended December 31, 2013.

On December 15, 2013, LSI entered into a definitive agreement with Avago Technologies Limited (NASDAQ: AVGO) under which Avago has agreed to acquire LSI for $11.15 per share in an all-cash transaction valued at approximately $6.6 billion. In anticipation of this transaction, which is expected to close in the first half of 2014, LSI will not issue financial guidance for the upcoming quarter or conduct a fourth quarter results conference call. LSI has also discontinued its quarterly dividend and stock repurchases.

Fourth Quarter 2013 Financial Highlights

•	Fourth quarter 2013 revenues of $605 million

•	Fourth quarter 2013 GAAP* net income of $0.08 per diluted share

•	Fourth quarter 2013 non-GAAP** net income of $0.20 per diluted share

•	Fourth quarter 2013 operating cash flows of $134 million

•	Fourth quarter operating expenses of $271 million on a GAAP basis and $225 million on a non-GAAP basis

Full Year 2013 Financial Highlights

•	2013 full year revenue of $2.37 billion

•	2013 full year earnings per diluted share of $0.22 on a GAAP basis and $0.68 on a non-GAAP basis

•	2013 full year gross margins of 51.1% on a GAAP basis and 54.9% on a non-GAAP basis

•	2013 full year operating cash flows of $338 million

•	2013 year-end cash and short-term investments of $810 million

“We ended the year on a strong note, with solid quarterly results and the announcement of Avago’s proposed acquisition of LSI,” said Abhi Talwalkar, LSI’s president and CEO. “Our employees did a great job in the quarter and in the year, bringing several exciting new products to market and expanding our capabilities to better serve our growing customer base in flash storage, datacenters and mobile networks.”

Additional 2013 Business Highlights

•	Fourth quarter storage revenues were $482 million, networking revenues were $93 million and IP revenue was $30 million.

•	Established position as the No. 2 provider in the rapidly growing PCIe flash adapter market segment with over 100% growth over 2012 and greater than 100,000 lifetime units shipped.

•	Began sampling next-generation SF3700 SandForce® controllers, LSI’s third generation of flash controllers specifically architected to bring out the full performance of PCIe technology.

•	Strong penetration of ARM-based Axxia® products into base stations, including small cells, and into enterprise and datacenter networking applications. Revenue from networking growth areas was up 5% over prior year.

•	Won supplier of the year award at Cisco, with more than 10 unique designs in development.

•	Began shipments of 28nm enterprise SoCs to three of four hard disk drive OEMs, and volume SoCs into a new client customer.

•	Extended SAS and RAID leadership and first to ship 12Gb/s SAS RAID-on-Chip and I/O controller solutions, leading the 6Gb to 12Gb market transition.

Fourth quarter 2013 revenues were $605 million, compared to $600 million in the fourth quarter of 2012 and $607 million in the third quarter of 2013.

Fourth quarter 2013 GAAP net income was $45 million or $0.08 per diluted share, compared to fourth quarter 2012 GAAP net income of $23 million or $0.04 per diluted share. Third quarter 2013 GAAP net income was $37 million or $0.06 per diluted share.

Fourth quarter 2013 GAAP net income included a net charge of $68 million from special items, consisting primarily of approximately $30 million of amortization of acquisition-related items, $21 million of stock-based compensation expense, and $17 million of net restructuring and other items, including merger related costs.

Fourth quarter 2013 non-GAAP net income was $113 million or $0.20 per diluted share, compared to fourth quarter 2012 non-GAAP net income of $101 million or $0.18 per diluted share. Third quarter 2013 non-GAAP net income was $93 million or $0.17 per diluted share.

Our tax provision on both a GAAP and non-GAAP basis can vary significantly quarter to quarter based on our profitability in different geographic tax jurisdictions and certain discrete items. We experienced such events in the fourth quarter with the expiration of certain statutes of limitations that resulted in a non-cash net tax benefit of $2 million for the period versus the provision of $7 million we guided to in October.

Server and storage semiconductors represented 80% of total revenues for the fourth quarter.

Cash and short-term investments totaled approximately $810 million at quarter end. LSI did not repurchase any shares in the fourth quarter.

*	Generally Accepted Accounting Principles.
**	Excludes stock-based compensation, amortization of acquisition-related intangibles, purchase accounting effect on inventory, restructuring of operations and other items, net, gain on remeasurement of a pre-acquisition equity interest to fair value, and gain/loss on sale/write-down of investments. It also excludes the income tax effect associated with the above-mentioned items.

Forward-Looking Statements: This news release contains forward-looking statements that are based on the current opinions and estimates of management. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could cause LSI’s actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to: the risk that the conditions to the closing of the merger of LSI and a subsidiary of Avago are not satisfied (including a failure of the stockholders of LSI to approve, on a timely basis or otherwise, the merger and the risk that regulatory approvals required for the merger, including clearance from the Committee on Foreign Investment in the United States, are not obtained, on a timely basis or otherwise, or are obtained subject to conditions that are not anticipated); litigation relating to the merger; uncertainties as to the timing of the consummation of the merger and the ability of each of LSI and Avago to consummate the merger; risks that the proposed transaction disrupts the current plans and operations of LSI; the ability of LSI to retain and hire key personnel; competitive responses to the proposed merger; unexpected costs, charges or expenses resulting from the merger; the failure by Avago to obtain the necessary debt financing arrangements set forth in the commitment letters received in connection with the merger; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger; legislative, regulatory and economic developments; our ability to achieve anticipated synergies and to develop integrated new products following our acquisition of SandForce; our reliance on major customers and suppliers; our ability to keep up with rapid technological change; our ability to compete successfully in competitive markets; fluctuations in the timing and volumes of customer demand; the unavailability of appropriate levels of manufacturing capacity; and general industry and macro-economic conditions. For additional information, see the documents filed by LSI with the Securities and Exchange Commission, and specifically the risk factors set forth in the company’s most recent reports on Form 10-K and 10-Q. LSI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About LSI

LSI Corporation (NASDAQ: LSI) designs semiconductors and software that accelerate storage and networking in datacenters, mobile networks and client computing. Our technology is the intelligence critical to enhanced application performance, and is applied in solutions created in collaboration with our partners. More information is available at www.lsi.com.

LSI, the LSI & Design logo, Storage.Networking.Accelerated., SandForce and Axxia are trademarks or registered trademarks of LSI Corporation in the United States and/or other countries.

All other brand or product names may be trademarks or registered trademarks of their respective companies.

Investor Relations Contact:	Media Relations Contact:
Sujal Shah 610-712-5471 sujal.shah@lsi.com	Dave Miller 408-712-7813 dave.c.miller@lsi.com

Additional Information and Where to Find It; Participants in Solicitation

This communication is being made in respect of the proposed transaction involving LSI Corporation (“LSI”) and Avago Technologies Limited (“Avago”). The proposed transaction will be submitted to the stockholders of LSI for their consideration. In connection with the proposed transaction, LSI will prepare a proxy statement to be filed with the SEC. LSI and Avago also plan to file with the SEC other documents regarding the proposed transaction. LSI’S SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of LSI. Investors will be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) filed with the SEC from the SEC’s website at http://www.sec.gov. Investors will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by going to www.lsiproxy.com, by writing to LSI Corporation, 1110 American Parkway NE, Allentown, PA 18109, Attn: Response Center, or by calling 1 (800) 372-2447.

LSI and Avago and their respective directors, executive officers may be deemed to be participants in the solicitation of proxies from LSI’s stockholders with respect to the meeting of stockholders that will be held to consider the proposed Merger. Information regarding LSI’s directors and executive officers is contained in LSI’s Annual Report on Form 10-K for the year ended December 31, 2012, the proxy statement for LSI’s 2013 Annual Meeting of Stockholders, which was filed with the SEC on March 28, 2013, and subsequent filings which LSI has made with the SEC. Information regarding Avago’s directors and executive officers is contained in Avago’s Annual Report on Form 10-K for the year ended October 28, 2012, the proxy statement for the Avago’s 2013 Annual Meeting of Stockholders, which was filed with the SEC on February 20, 2013, and subsequent filings which Avago has made with the SEC. Investors may obtain additional information regarding the interests of LSI and its directors and executive officers in the proposed Merger, which may be different than those of LSI’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed Merger, when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.

LSI CORPORATION

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	December 31,	September 29,	December 31,
	2013	2013	2012
Assets
Current assets:
Cash and short-term investments	$809.8	$664.6	$676.0
Accounts receivable, net	270.8	292.6	264.1
Inventories	156.3	170.1	206.3
Prepaid expenses and other current assets	71.7	66.7	80.4

Total current assets	1,308.6	1,194.0	1,226.8
Property and equipment, net	302.3	286.9	269.7
Goodwill and identified intangible assets, net	622.6	652.2	741.1
Other assets	128.2	118.2	118.6

Total assets	$2,361.7	$2,251.3	$2,356.2

Liabilities and Stockholders’ Equity
Current liabilities	$483.0	$460.1	$516.9
Pension, tax and other liabilities	443.0	638.7	679.6

Total liabilities	926.0	1,098.8	1,196.5

Stockholders’ equity:
Common stock and additional paid-in capital	5,576.0	5,503.8	5,578.8
Accumulated deficit	(3,749.0)	(3,777.5)	(3,840.8)
Accumulated other comprehensive loss	(391.3)	(573.8)	(578.3)

Total stockholders’ equity	1,435.7	1,152.5	1,159.7

Total liabilities and stockholders’ equity	$2,361.7	$2,251.3	$2,356.2

LSI CORPORATION

Consolidated Statements of Operations (GAAP)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 29,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
Revenues	$605,067	$606,943	$600,128	$2,370,229	$2,506,087
Cost of revenues	272,284	272,458	275,538	1,069,594	1,162,414
Amortization of acquisition-related intangibles	19,746	19,746	21,318	78,984	85,404
Purchase accounting effect on inventory	—	—	—	—	14,458
Stock-based compensation expense	2,203	2,059	2,858	9,374	11,946

Total cost of revenues	294,233	294,263	299,714	1,157,952	1,274,222

Gross profit	310,834	312,680	300,414	1,212,277	1,231,865

Research and development	162,691	163,486	165,758	651,902	643,230
Stock-based compensation expense	9,628	8,810	11,613	40,466	47,064

Total research and development	172,319	172,296	177,371	692,368	690,294

Selling, general and administrative	62,437	66,199	64,919	265,526	270,965
Amortization of acquisition-related intangibles	9,883	9,883	8,667	39,532	34,668
Stock-based compensation expense	8,757	9,340	10,291	38,368	49,290

Total selling, general and administrative	81,077	85,422	83,877	343,426	354,923

Restructuring of operations and other items, net	17,405	6,739	22,917	52,403	49,091

Income from operations	40,033	48,223	16,249	124,080	137,557
Interest income and other, net	2,746	836	7,606	13,710	37,711

Income before income taxes	42,779	49,059	23,855	137,790	175,268
(Benefit from)/provision for income taxes	(2,264)	12,500	1,202	13,136	(20,960)

Net income	$45,043	$36,559	$22,653	$124,654	$196,228

Net income per share:
Basic	$0.08	$0.07	$0.04	$0.23	$0.35

Diluted	$0.08	$0.06	$0.04	$0.22	$0.34

Shares used in computing per share amounts:
Basic	547,347	545,451	552,761	547,817	559,459

Diluted	570,206	563,621	568,611	567,479	580,548

Reconciliations of certain GAAP measures to non-GAAP measures are included below.

	Three Months Ended			Year Ended
	December 31,	September 29,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
Reconciliation of GAAP net income to non-GAAP net income:
GAAP net income	$45,043	$36,559	$22,653	$124,654	$196,228

Special items:
a) Stock-based compensation expense - cost of revenues	2,203	2,059	2,858	9,374	11,946
b) Stock-based compensation expense - R&D	9,628	8,810	11,613	40,466	47,064
c) Stock-based compensation expense - SG&A	8,757	9,340	10,291	38,368	49,290
d) Amortization of acquisition-related intangibles - cost of revenues	19,746	19,746	21,318	78,984	85,404
e) Amortization of acquisition-related intangibles - SG&A	9,883	9,883	8,667	39,532	34,668
f) Purchase accounting effect on inventory	—	—	—	—	14,458
g) Restructuring of operations and other items, net	17,405	6,739	22,917	52,403	49,091
h) Gain on sale of investments	—	—	—	—	(2,550)
i) Gain on re-measurement of a pre-acquisition equity interest to fair value	—	—	—	—	(5,765)
j) Income tax effect	—	—	833	—	(42,365)

Total special items	67,622	56,577	78,497	259,127	241,241

Non-GAAP net income	$112,665	$93,136	$101,150	$383,781	$437,469

Non-GAAP income per share:
Basic	$0.21	$0.17	$0.18	$0.70	$0.78

Diluted	$0.20	$0.17	$0.18	$0.68	$0.75

Shares used in computing non-GAAP per share amounts:
Basic	547,347	545,451	552,761	547,817	559,459

Diluted	570,206	563,621	568,611	567,479	580,548

LSI CORPORATION

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 29,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
Operating activities:
Net income	$45,043	$36,559	$22,653	$124,654	$196,228
Adjustments:
Depreciation and amortization	45,111	46,335	44,166	181,278	180,484
Stock-based compensation expense	20,588	20,209	24,762	88,208	108,300
Non-cash restructuring of operations and other items, net	247	85	221	6,662	5,960
Gain on sale of investments	—	—	—	—	(2,550)
Gain on re-measurement of a pre-acquisition equity interest to fair value	—	—	—	—	(5,765)
(Gain)/loss on sale of property and equipment	—	(54)	(46)	(58)	2,528
Unrealized foreign exchange loss/(gain)	425	(1,452)	(518)	(3,281)	(598)
Deferred taxes	(23,745)	(416)	(9,972)	(24,212)	(53,218)
Changes in assets and liabilities, net of assets acquired and liabilities assumed in business combination:
Accounts receivable	21,718	(50,605)	(7,620)	(7,197)	(6,689)
Inventories	13,837	3,436	2,748	49,843	(2,116)
Prepaid expenses, assets held for sale and other assets	(13,956)	(1,398)	(16,850)	(24,471)	(17,570)
Accounts payable	5,980	(28,186)	23,208	(32,807)	27,543
Accrued and other liabilities	18,968	38,416	12,103	(20,824)	(58,378)

Net cash provided by operating activities	134,216	62,929	94,855	337,795	374,159

Investing activities:
Purchases of debt securities available-for-sale	(43,300)	(45,941)	(37,206)	(206,419)	(131,662)
Proceeds from maturities and sales of debt securities available-for-sale	40,732	42,686	28,320	134,435	57,843
Purchases of other investments	(800)	—	(500)	(1,550)	(500)
Proceeds from sale of other investments	—	—	—	—	2,550
Purchases of property and equipment	(21,521)	(21,697)	(27,494)	(86,575)	(130,779)
Proceeds from sale of property and equipment	155	183	67	420	1,693
Increase in non-current assets	—	(3,821)	—	(3,821)	—
Acquisition of business, net of cash acquired	—	—	—	—	(319,231)

Net cash used in investing activities	(24,734)	(28,590)	(36,813)	(163,510)	(520,086)

Financing activities:
Issuance of common stock	52,798	9,416	20,985	94,103	111,628
Payment of dividends to stockholders	(16,478)	(16,311)	—	(32,789)	—
Purchases of common stock under repurchase program	—	(41,207)	(46,338)	(163,487)	(272,585)

Net cash provided by/(used in) financing activities	36,320	(48,102)	(25,353)	(102,173)	(160,957)

Effect of exchange rate changes on cash and cash equivalents	715	443	(1,668)	(872)	(1,399)

Net change in cash and cash equivalents	146,517	(13,320)	31,021	71,240	(308,283)
Cash and cash equivalents at beginning of period	396,251	409,571	440,507	471,528	779,811

Cash and cash equivalents at end of period	$542,768	$396,251	$471,528	$542,768	$471,528